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The following is a transcript of The Empire District Electric Company analyst call that occurred on February 11, 2016:

Empire District Electric Company

Acquisition by Algonquin Analyst Call

February 11, 2016 at 1:00 PM Eastern

CORPORATE PARTICIPANTS

Dale Harrington - Secretary and Director of Investor Relations

Brad Beecher - President and Chief Executive Officer

Laurie Delano - Vice President, Finance and Chief Financial Officer

Ian Robertson - Chief Executive Officer, Algonquin Power & Utilities Corp.

PRESENTATION

Operator

Good afternoon and welcome to the Empire District Electric Company Analyst Conference Call and Webcast. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by 0. After today’s presentation there will be an opportunity to ask questions. To ask a question you may press star then 1 on a touch-tone phone. To withdraw your question, please press star then 2. Please note this event is being recorded.

I’d now like to turn the conference over to Mr. Dale Harrington, Secretary and Director of Investor Relations. Please go ahead.

Dale Harrington

Thank you Nan, and good afternoon everyone. Welcome to today’s conference call where we will be discussing Algonquin Power and Utilities Corporation’s acquisition of Empire. Our joint press releases announcing the transaction were issued Tuesday of this week. Our press release and a live webcast of this call including our accompanying slide presentation are available on our website at www.empiredistrict.com and a replay of the call will be available on our website through February 18 of 2016.

I am pleased to have Brad Beecher, Empire’s President and Chief Executive Officer, and Ian Robertson, Chief Executive Officer of Algonquin Power and Utilities Corporation, who will be participating on today’s call. Also in the room with us is Laurie Delano, our Vice President of Finance and Chief Financial Officer.

In a few moments, Brad and Ian will be providing an overview of the transaction, but before we begin, let me inform you that our discussion today includes forward-looking statements and the use of non-GAAP financial measures. Slide 2 of our accompanying slide deck presents a list of some of the risks and other factors that could affect the proposed transaction. Additional risks and uncertainties will be discussed in a proxy statement and other materials that we will file with the SEC in connection with this proposed transaction. I’ll caution you that these lists are not exhaustive and that statements made in our discussion today are subject to risks and uncertainties that are difficult to predict. Our SEC filings are, of course, available upon request or may be obtained from our website or from the SEC.

With that I will turn the call over to our CEO, Brad Beecher.

Brad Beecher

Good afternoon, everyone. Thank you for joining us. As I’m sure you’re all aware, on Tuesday of this week both Empire and Algonquin announced a subsidiary of Liberty Utilities Company, which is Algonquin’s wholly-owned regulated utility business, has entered into an agreement and plan a merger pursuant to which Liberty Utilities will indirectly acquire Empire and its subsidiaries. Empire shareholders will receive $34 per common share in cash upon closing of the merger. The aggregate purchase price of approximately $2.4 billion includes the assumption of approximately $0.9 billion of Empire’s debt. The purchase price represents a 50% premium to the unaffected closing stock price of $22.65 on December 10, 2015.

We are pleased that we are able to secure a transaction that will not only benefit our shareholders but our employees, customers and communities. This transaction builds on Empire’s financial strength and operating expertise.

Empire District Electric Company

February 11, 2016 at 1:00 PM Eastern

On Slide 3 of your slide deck provide some of the key factors of this transaction, a few of which I have already mentioned. The $34 purchase price representing a 50% premium to the December 10 unaffected closing price and a 21% premium to Tuesday’s closing share price. Joplin will be the headquarters for Liberty Utilities Central Region or the Liberty Central Operations. Liberty Central will be a subsidiary of Liberty Utilities, which will cover utility operations in Arkansas, Iowa, Illinois, Kansas, Missouri, Oklahoma, Texas, serving approximately 338,000 customers after the close of the transaction.

Empire’s senior leadership will lead the Liberty Central Regional Operations. I will assume the role of President and CEO of Liberty Central upon closing of the transaction.

Liberty and Algonquin are committed to retaining Empire employees. The Empire brand will be maintained for no less than five years after close. Current Empire rates will remain unaffected, and finally, the level of support and involvement Empire currently provides our local communities and charitable organizations will continue.

Most of you are familiar with Oakville, Ontario-based Algonquin. Their business model has been acquiring small regulated utilities and keeping them in place. You may not be as familiar with Liberty Utilities. Liberty Utilities is Algonquin’s U.S. distribution group, which operates regulated water, electric and natural gas utilities, and currently serves around $560,000 customers in 11 states. Liberty Utilities employs about 1450 individuals.

Liberty Central will become the largest operating segment of this group. Empire’s addition will bring an additional 218,000 regulated electric, gas and water customers and add around 750 employees.

As you can see on Slide 4, Empire’s addition is very complementary to Liberty’s existing presence in the Central Region. Expected benefits to Algonquin and Empire of this strategic alignment, to name just a few, include increased scale and growth opportunities across Algonquin’s business units, increased operating efficiencies and additional depth and management of its mid-States operations.

As was communicated in our joint press release Tuesday, the closing of this transaction is subject to approval of Empire’s common shareholders and certain state and federal regulatory and government agencies. We have laid out a timeline for the various approvals needed on Slide 5.

Keep in mind during this time period Empire is also prosecuting a general rate case in Missouri to recover, among other items, the cost of our Riverton 12 combined cycle conversion. During the next couple of months we will begin regulatory filings in Missouri, Kansas, Oklahoma and Arkansas, as well as FERC and a few other regulatory agencies, seeking approval of the transaction. Regulatory approvals can take from 9 to 18 months to secure; however we have targeted and expect closing time in the first quarter of 2017.

Each of our state regulatory commission applies slightly different criteria to the review and subsequent approval or disapproval of merger and acquisition transactions. The overriding standard for approval of merger transactions in Missouri, Oklahoma and Arkansas requires that such a transaction is not detrimental to customers or is in the public interest. The state of Kansas applies a net benefit standard in reviewing and approving merger transactions.

On the shareholder side, a proxy statement describing the transaction in greater detail and recommending shareholders vote in favor of the merger will be filed with the SEC in approximately 60 days. A shareholder vote will follow shortly thereafter.

Once all approvals are in place, a closing date will be established and Empire shares will be purchased at $34 per share on that date. We expect to continue to pay our regular dividend, currently $1.04 per share on an annualized basis, until such time as the acquisition closes.

I would now like to introduce Ian Robertson, CEO of Algonquin Power and Utilities Corp. for some additional remarks from Algonquin.

Ian Robertson

Brad, thanks very much. Appreciate the opportunity to join your earnings call. Just for a reference, I’m going to speak to Slide 6 in that slide deck. In summary, Algonquin’s obviously thrilled to be adding such a well-run quality set of assets to the Liberty Utilities family and as we spent time today speaking to all the Empire District Company employees it feels as much like we’re adding Liberty Utilities to Empire as much as adding Empire to Liberty Utilities. There’s obviously a great deal of alignment between our two businesses. Our approach to running our regulated distribution businesses are eerily similar.

On Slide 6 I confirm that Algonquin and Liberty Utilities have been through the regulatory process in Missouri, in Arkansas. We’re active in both those states now and have been in Missouri since 2005, so I think we’re highly confident we understand the standards that Brad just articulated in terms of the approval process.

The bottom part of that slide sets out the thesis behind Liberty Utilities Central Region and unto itself we think that Liberty Utilities Central will enjoy greater economies of scale, purchasing power, the ability to deliver customer care, perhaps better than Liberty Utilities and Empire District could do on their own, so we’re obviously optimistic about the prospects for Liberty Utilities Central.

In summary, Brad, I’d say that we obviously believe that the combination with Empire makes a lot of sense and we’re obviously optimistic about what the future holds for our two organizations. Brad?

Brad Beecher

Thank you, Ian. We believe we’ve found a partner who shares our values, is dedicated to continuing to serve our customers and communities at a high level and is committed to maintaining a strong working relationship that we’ve developed with the regulator agencies. So now we’ll get to probably the most important part of this call and that is, I will turn it back over to the Operator for your questions.

QUESTIONS AND ANSWERS

Operator

Thank you. We’ll now begin the question and answer session. To ask a question you may press star, then 1 on your touch-tone phone. If you’re using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw that question, please press star, then 2. At this time, we will pause momentarily to assemble our roster.

Our first call comes from Brian Russo of Ladenburg Thalmann. Please go ahead.

Brad Beecher

Hello Brian.

Brian Russo

I’m just curious, based on the implied enterprise value to EBITDA of 9.2, you can almost back into what the APUC assumed EBITDA is for Empire in 2017 and it implies - correct me if I’m wrong - that you can earn pretty close to your allowed ROE. So my question is, is that the result of greater scale and scope and the operating efficiencies, or is that tied to pending Missouri legislation to reduce lag? Just want to get your thoughts on that.

Ian Robertson

Sure. It’s Ian Robertson speaking. Obviously, as we’ve thought about the business, thought about Empire, they’re obviously fresh into a rate case which we think will get settled up sometime this year and we’re hoping that that rate case gets settled up in advance of the merger. So we look at 2017 basically as the fresh year off of that rate case. We think as we look forward with the obvious savings to Empire of not having to be a public company, which clearly there’s some obvious savings there, we think about the business combination with Liberty Utilities, I think that perhaps we’ve attributed all of those benefits to Empire in the context of that 9.2 times EV to EBITDA. That’s the basis on which that number is premised.

Brad Beecher

Brian, this is Brad. I’ll just add that 2017 is very similar to 2014 at Empire. It’s a year where we get a full year of rate case benefits without the drag of a big capital project dragging us with depreciation, so in that respect 2017 is very similar to 2014, where we did come closer to earning our allowed ROE.

Brian Russo

Okay, great. Then, Brad, maybe you could characterize the strategic review process. Were there a handful of interested parties or was this just discussions between you and Liberty given your history together and the complementary footprint?

Brad Beecher

After our October board meeting, our board set out on a strategic exercise to determine the value of the company and post the December 10 leak we embarked on what I would describe as a pretty typical process where we had interested parties, so pretty typical Phase I, Phase 2-type process. We filled data rooms, we asked questions, we made management presentations, so a pretty typical process. And it was initiated by our board.

Brian Russo

Why was the process initiated by the board? What motivated you to pursue strategic alternatives?

Brad Beecher

Well, we’ve talked. There isn’t any one single silver bullet that says why we pursued this. We’ve all talked about Empire’s size through the years and at 218,000 customers if you looked at the whole scale of the electric IOU universe, we were one of the bottom one or two or three in size and so that gives us some challenges with scale. It gives us challenges with geographic diversity. When have storms like the Joplin tornado come through, we just don’t have that many other places to spread things across. We have geographic risk with weather, when we have mild winters like we had in the fourth quarter. We’ve got challenges, quite frankly, ahead of us as we look at Clean Power Plan and how we’re going to run coal less and how do we replace it with renewable assets. This is a place where Algonquin’s other competency, the other side of their firm can really help us as we try to develop a least-cost plan for customers as really we burn less coal as we go into the future. So it was really a combination of all those things that led our board to pursue and look at this kind of alternative.

Brian Russo

Just curious, in Missouri and the ratemaking process with maybe Liberty Utilities, is the ratemaking process based on the cap structure of the subsidiary or based on the cap structure of the parent?

Ian Robertson

It’s Ian Robertson speaking. In general, Missouri is one of the states that applies a look-through approach. They generally look up to the next rated entity. So in our case I think our belief is that they will look through to the Liberty Utilities rated entity which is about a 50/50 debt to total cap, or 50/50 debt-to-equity capitalized entity. So I think that you don’t really get much opco/holdco benefit in Missouri. That’s just the way that they, from a ratemaking perspective, and that’s how we thought of the world going forward, that that’s how our expectation is that the MPSC will be viewing Empire going forward.

Brian Russo

Got it. Okay. Then just lastly, on Slide 6 when we look at the pro forma Liberty footprint, West, Central, East and think about future growth opportunities, is there any one region that you think you might be more opportunistic than others?

Ian Robertson

No. I think we obviously look at three or four factors that go into our thoughts as we think about any particular utility. We obviously want to be in regulatorily constructive environments. We want to be in environments that have socioeconomic dynamics that are positive. We want to have regions in with the Liberty Utilities brand will resonate. But I’m saying I think we’re a little bit agnostic as to for us to be able to say, “Oh gosh, we’ve got to invest in Nevada.”

We are absolutely committed - I will point out we are absolutely committed to continue fully the cap needs of all of our existing utilities and there are no losers or winners in the Liberty Utilities family when it comes to capital. But I’m not sure I could go as far as to say, “Oh gosh, we’re going to chase that Nevada utility to the exclusion of any of the other particular regions.”

Brian Russo

Okay, great. Thank you very much.

Brad Beecher

Thank you, Brian. Talk to you soon.

Dale Harrington

Appreciate the time.

Operator

Our next question comes from Paul Ridzon from KeyBanc. Please go ahead.

Paul Ridzon

Good afternoon and congratulations.

Brad Beecher

Thank you Paul. How are you?

Paul Ridzon

Well, thank you. Can you just review the extent to which you may have vetted this transaction with the four regulators?

Brad Beecher

We have not vetted the specifics of this transaction with any of our regulators. Ian and I and Kelly Walters traversed to Jeff City yesterday and met with staff and chairman of the Commission and outlined really the press release but we’re really constrained by what we can tell regulators until we file our merger application so that will be next. We also had conference calls with the Arkansas staff and we’re working on trips to both Topeka and Oklahoma City yet tomorrow.

Ian Robertson

It’s Ian Robertson speaking. Maybe just to add to that, it is very nice to have gone into, have met with the regulators and to have a regulatory history both in Missouri and in Arkansas, and so it’s not like we’re having to introduce who Liberty Utilities is or, Lord knows, Brad having to introduce who Empire is. We think of it as two known quantities sitting across the table from a regulator which we’ve dealt with for a decade and which obviously Empire has dealt with for multiples of decades. So it was a comforting feeling from my perspective.

Paul Ridzon

Ian, could you give a description of how you view your relationship with the regulators?

Ian Robertson

Well, it’s obviously different in different states. In most states we very much strive to have a constructive relationship. We are in to see the regulator on a regular basis, but in some respects it’s the regulator that sets the tone in terms of how much involvement and how open that dialogue is. Some states are quite different than others and we try to be responsive and reflective of that. We strive for constructiveness, but as I said, in some respects it’s up to the regulator in terms of how much they’re prepared to accept.

Paul Ridzon

Thank you very much.

Operator

Our next question comes from Paul Zimbardo of UBS. Please go ahead.

Paul Zimbardo

Hi. Good afternoon and congratulations.

Brad Beecher

Thank you, Paul.

Paul Zimbardo

First question, just on the transaction approval timeline. Just hoping you could comment on specifically Missouri in terms of if there’s risk there between your rate case, the merger application. Ameren has filed that they might potentially have a rate case. Do you think there’s enough bandwidth for the timeline?

Brad Beecher

First, it’s our belief that the revenue requirement in our rate case will not in any way overlap with our merger application. Our rate case hearings are already set. We use a historical test here in Missouri, as you know, so we would expect, while there will be questions in the rate case, we really do not think there will be any impact on the revenue requirement.

Obviously, there’s staff constraints at both Missouri staff and then also our own and Algonquin’s own as we try to do this four times at once as we do it in Arkansas, Kansas, Oklahoma and Missouri. So we think that 12-month timeframe is a pretty good estimate of where we could land when we get through it.

Paul Zimbardo

Okay, great. Then a follow-up. Looking at the slides that went out with Algonquin’s presentation, it looks like capex moved around a little bit out in the later years. Just hoping if you could give a little more detail on what that pickup in regulated generation is in ‘19, and also I know you commented previously that you didn’t see much of an impact from bonus in the early years - bonus depreciation that is - but if you could quantify what that is once you go out a little bit further. Thank you.

Brad Beecher

I don’t have Algonquin’s slides in front of me but I can tell you our capex is as it was reported in our 10-Q from October. There might be some difference maybe between how they’re doing net salvage or …

Laurie Delano

Yes, the cash for the retirement might have changed a little bit but really no significant change from what we published in October.

Paul Zimbardo

Okay. I think it was more just that it called out generation versus distribution and there was a step up in the generation component in ‘19.

Laurie Delano

Okay, I think I know what you’re talking about, Paul. Yes, I think in our filings we didn’t have it separated that way so we got more visibility to what the pieces were…

Ian Robertson

And to be frank, we might have, I’m going to say interpreting it, into our slides. I don’t want to say taken liberties because at the end of the day, to be frank, we’re a little bit agnostic as to whether it’s distribution or generation-related capital. I’m going to say if our slides, the split between them is a little bit off, I think it’s really about what’s the total quantum, to be frank.

Paul Zimbardo

Sure. Just curious if that’s to mean new load, retirement, kind of that kind of color, not to nail you down on the number.

Ian Robertson

As I said, it might have been interpretive from our perspective in terms of those various bits and pieces, but we are confident that it’s really about total capex from our point of view.

Paul Zimbardo

Okay, great. Thank you and congratulations again.

Brad Beecher

Thank you, Paul.

Ian Robertson

Thanks much.

Operator

Our next question comes from Tim Winter from Gabelli and Company. Please go ahead.

Tim Winter

Good morning guys, and Brad and Laurie, congratulations.

Brad Beecher

Thank you, Tim.

Tim Winter

Good to see you’ll keep the Empire name for at least five years. I wanted to ask a question on the subject of the EBITDA growth in ‘17 for Empire and potential synergies that you guys talked about. What specifically does Liberty own in Missouri as far as electric, gas, water, what rate base and what ROEs are they earning?

Brad Beecher

Liberty bought the Atmos properties, I believe in 2012 in Missouri, and so out of Jackson, Missouri which is just north of Cape Gerardo, they operate, really, those Atmos properties and there are about 55,000 Liberty Utilities gas customers in Missouri, but they butt up next to 22,000 Liberty Gas customers in Iowa and about 4,000 in Illinois - or switch them around; 22,000 in Illinois and 4,000 in Iowa.

Tim Winter

Okay. So it’s all gas customers.

Ian Robertson

No. Sorry.

Brad Beecher

Go ahead.

Ian Robertson

In addition - it’s Ian speaking - we own a number of small water utilities in and around the Branson, Lake of the Ozarks area serving towns like Noel, so we’re in the water and gas business. We don’t have any electric operations in Missouri or Arkansas. It’s all water and gas.

Tim Winter

Okay, great. Did the Clean Power Plan have any influence on the decision to go with Algonquin? Is there any fit for the combination?

Brad Beecher

You know, I listed off a litany of reasons and it was not an all-inclusive list of reasons that our board pursued this kind of strategic transaction, and certainly environmental compliance is one of the things that we considered. But, no it was not a determining factor in choosing Algonquin.

Tim Winter

Okay. Thank you and congratulations again, Brad.

Brad Beecher

Thank you. Take care, Tim.

Ian Robertson

Thanks, Tim.

Operator

Our next question comes from Paul Patterson of Glenrock and Associates. Please go ahead.

Brad Beecher

Hello Paul.

Operator

Mr. Patterson, are you on the line?

Paul Patterson

Can you hear me?

Brad Beecher

We got you now, Paul.

Paul Patterson

Sorry about that. Congratulations and good afternoon. I just wanted to follow up quickly on some of Brian’s questions. In terms of the - first of all, before that, I’m sorry if I missed this, how is the equity, the acquisition of Empire District Electric’s equity being financed?

Ian Robertson

From Algonquin’s perspective, we completed a $1.0 billion convertible debenture mandatorily convertible into equity debenture on contemporaneously with the signing of the merger agreement on Tuesday night. That offering to our knowledge was fully subscribed actually with the exercise of the 15% greenshoe; that’s to our knowledge. So the equity part from our perspective of the investment is well taken care of. The balance of it would be a laddering of likely U.S. private placement bonds with maturities tied to fit into the maturity ladder of the existing Empire District debt financings. So it would be a combination of 5-, 10-, 15-, 20-, maybe some 30-year bonds. The equity part has been taken care of; the debt financing obviously will take place closer to transaction close.

Paul Patterson

Will the debt be at the Liberty level? Will it be at some mezzanine? Where will the debt reside?

Ian Robertson

It’ll reside at the Liberty level. We have a bond platform at the Liberty level but, to be frank and as I mentioned earlier, Missouri is what we call a look-through jurisdiction and so I’m not sure it really matters because from a consolidate leverage perspective Missouri looks at the next rated entity, which in this case would be Liberty Utilities Co., and so we would take advantage of the synergies and economies of our existing bond platform. It’s done very well for us and I think we’ve been pleased with the results of it so I would expect that that bond financing will take place at the Liberty Co. level.

Paul Patterson

Okay, and then the 50/50 debt-equity, is there a component of goodwill to that? How much good will is there at Liberty?

Ian Robertson

Well, post the transaction the goodwill that exists on Empire’s books comes off and the goodwill from our perspective goes on. I think to my knowledge and recollection, at the end of it there’s about $600 million collectively of goodwill that will exist - maybe 650 - exist on Liberty’s books after the transaction.

Paul Patterson

Okay, and that’s part of the calculation for 50/50 debt-equity effect.

Ian Robertson

Sure.

Paul Patterson

Okay. The rest of my questions have been asked and answered. Thanks so much and congratulations again.

Brad Beecher

Thank you, Paul.

Ian Robertson

Appreciate it. Thanks, Paul.

Operator

Our next question comes from Michael Rhodes, a private investor. Please go ahead.

Michael Rhodes

Good afternoon. I represent a small group of Empire retirees and that question that is buzzing around the coffee table with these individuals is will there be changes to the retiree pension and health benefit plan under the merger?

Ian Robertson

Michael, it’s a timely question, one that actually we met with a group of the retirees yesterday for lunch and the unequivocal answer which we gave to them yesterday and which I’ll repeat today is that no, we are committed to maintaining, obviously the pension goes without saying. It’s governed under our federal legislation, but the retiree medical and benefits program is something which is institutionalized within the regulatory jurisdiction here in Missouri with a tracker mechanism and so while we confirmed to those retirees that life would certainly continue on because we’re contractually committed to it for the next three years. Given the regulatory constructs here in Missouri there is no reason for that to change that post the three years. So we provided that answer yesterday and hopefully it’s as satisfactory to you today as it was to the retirees we spoke to yesterday.

Michael Rhodes

Thank you very much. Appreciate the answer.

Ian Robertson

Thanks, Michael.

Brad Beecher

Thank you.

Operator

Again, if anyone has a question, please press star, then 1.

Our next question comes from Paul Ridzon from KeyBanc. Please go ahead.

Paul Ridzon

Brad, there was some press releases about a different offer from across the pond. Is there a go-shop provision in your agreement, or how have you dealt with that? Cover your ears, Ian.

Brad Beecher

There is a go-shop provision in the agreement.

Paul Ridzon

Could you describe it?

Brad Beecher

The entire merger agreement is filed on the SEC website so I would suggest you go read it yourself.

Ian Robertson

It’s a pretty conventional. We obviously respect all the fiduciary outs that the board has. It’s Ian speaking. But agreed, certainly in detail we’ve posted it on the web.

Paul Ridzon

Thank you very much again.

Brad Beecher

Thank you, Paul.

Ian Robertson

Thanks, Paul.

Operator

This concludes our question and answer session. I’d now like to turn the conference back over to Mr. Brad Beecher for closing remarks.

CONCLUSION

Brad Beecher

Thank you. In closing, we will work diligently with Algonquin, our state regulatory commissions, as well as our federal and other governing bodies to ensure a successful and timely closing of this transaction, and we will continue to serve our customers with the high level of professionalism and integrity they have come to know and expect from Empire. Thank you for your time today and enjoy the rest of your week.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your line.

Additional Information and Where to Find It

The proposed transaction will be submitted to shareholders of Empire for their consideration.  In connection with the transaction, Empire will file a proxy statement and other materials with the U.S. Securities and Exchange Commission (the “SEC”). This communication is not a substitute for the proxy statement or any other document that Empire may send to its shareholders in connection with the proposed transaction. EMPIRE SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FOR THE PROPOSED TRANSACTION WHEN IT IS FILED, AND ANY AMENDMENT OR SUPPLEMENT THERETO THAT MAY BE FILED, WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EMPIRE AND THE TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website at www.sec.gov, at Empire’s website at www.empiredistrict.com or by sending a written request to Corporate Secretary, The Empire District Electric Company, 602 S. Joplin Avenue, Joplin, Missouri 64801.

Participants in the Solicitation

Empire and its directors and executive officers are deemed to be participants in any solicitation of Empire shareholders in connection with the proposed transaction. Information about Empire’s directors and executive officers is available in Empire’s definitive proxy statement, filed on March 18, 2015, in connection with its 2015 annual meeting of shareholders, and in Empire’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.